SallieMae N E W S            R E L E A S E

FOR IMMEDIATE RELEASE	Media Contact:	Investor Contacts:

	Martha Holler 703/984-5178	Steve McGarry 703/984-6746 Joe Fisher 703/984-5755

SALLIE MAE COMPLETES INITIAL PLACEMENT UNDER U.S. DEPARTMENT OF EDUCATION-SPONSORED CONDUIT

RESTON, Va., May 11, 2009–SLM Corporation (NYSE: SLM), commonly known as Sallie Mae, announced today that it completed its initial placement under the U.S. Department of Education-sponsored conduit called Straight-A Funding, LLC (the “Conduit”). Sallie Mae’s $750 million portion of the initial funding will settle on May 19, 2009. The company expects the all-in-cost of this initial funding from the Conduit to be approximately 3-month LIBOR plus 5 basis points. The company expects to finance additional, eligible FFELP loans with the Conduit in the ordinary course of business.

The Conduit provides long-term financing for FFELP loans. Loans in the Conduit are financed with new issues of asset-backed commercial paper. Under the Conduit’s terms, as previously-issued commercial paper matures, proceeds from newly-issued commercial paper will be used to pay investors holding the earlier maturities. If necessary, the Federal Financing Bank will provide a short-term liquidity backstop to re-finance maturing commercial paper. The Department of Education will purchase loans from the Conduit in order to allow the Conduit to repay such short-term liquidity loans to the extent required.

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This press release contains “forward-looking statements” based on management’s current expectations as of the date of this release. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks include, among others, general economic conditions, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations, and from changes in such laws and regulations, adverse results in legal disputes, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, limited liquidity, increased financing costs and changes in the general interest rate environment. For more information, see the company’s filings with the Securities and Exchange Commission, including the forward-looking statements contained in the company’s Supplemental Financial Information First Quarter 2009. All information in this release is as of May 11, 2009. The Company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.

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SLM Corporation (NYSE: SLM), commonly known as Sallie Mae, is the nation’s leading provider of saving- and paying-for-college programs. Through its subsidiaries, the company manages $185 billion in education loans and has 10 million student and parent customers. Through its Upromise affiliates, the company also manages $17 billion in 529 college-savings plans, and is a major, private source of college funding contributions in America with 10 million members and more than $475 million in member rewards. Sallie Mae and its subsidiaries offer debt management services as well as business and technical products to a range of business clients, including higher education institutions, student loan guarantors and state and federal agencies. More information is available at www.salliemae.com. SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

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